Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

All of the following subsidiaries of TECO Energy, Inc., are organized under the laws of Florida except as indicated. The following list omits certain subsidiaries pursuant to paragraph (b)(21)(ii) of Regulation S-K Item 601.

Tampa Electric Company

TECO Diversified, Inc.

TECO Gemstone, Inc.

TECO Coal Corporation (a Kentucky corporation)

Gatliff Coal Company (a Kentucky corporation)

Bear Branch Coal Company (a Kentucky Corporation)

Rich Mountain Coal Company (a Tennessee corporation)

Clintwood Elkhorn Mining Company (a Kentucky corporation)

Pike-Letcher Land Company (a Kentucky corporation)

Premier Elkhorn Coal Company (a Kentucky corporation)

Perry County Coal Corporation (a Kentucky corporation)

TECO Synfuel Operations, LLC (a Delaware limited liability company)

TECO Synfuel Holdings, LLC (a Delaware limited liability company)

TECO Synfuel Administration, LLC

TECO Wholesale Generation, Inc.

TWG Merchant, Inc.

TECO EnergySource, Inc.

TECO Guatemala, Inc.

TPS Guatemala One, Inc.

TECO Guatemala Holdings, LLC (a Delaware limited liability company)

TECO Guatemala Services, LTD (a Cayman Islands company)

TPS San Jose International, Inc. (a Cayman Islands company)

TPS San Jose, LDC (a Cayman Islands company)

San Jose Power Holding Company, LTD (a Cayman Islands company)

TPS International Power, Inc. (a Cayman Islands company)

TPS de Ultramar, LTD (a Cayman Islands company)

TPS de Ultramar Guatemala, S.A. (a Guatemalan company)